380 Sentry Parkway Blue Bell, PA 19422-0754
PRESS RELEASE
For Release: Immediate Contact: William Hitselberger (215) 665-5046

PMA Capital Announces First Quarter 2006 Results

Blue Bell, PA, May 8, 2006 -- PMA Capital Corporation (NASDAQ: PMACA) today reported net income of $2.5 million, or 8 cents per diluted share, for the first quarter of 2006, compared to a net loss of $20.6 million, or 65 cents per share, for the same period of 2005. The net loss for the first quarter of 2005 included an after-tax charge of $23 million ($30 million pre-tax), or 73 cents per share, for prior year loss development at the Company’s Run-off Operations.

PMA Capital also announced that on May 3 the Pennsylvania Insurance Department (the “Department”) approved its request for an extraordinary dividend in the amount of $73.5 million from its subsidiary, PMA Capital Insurance Company (“PMACIC”), which was placed into run-off in November 2003. PMA Capital has agreed with the Department to use the proceeds to reduce its debt obligations and to maintain liquidity at the holding company.

“The PMA Insurance Group’s key operating metrics continued to strengthen in the first quarter,” said Vincent T. Donnelly, President and Chief Executive Officer. “Pre-tax operating income for The PMA Insurance Group increased to $8.1 million for the first quarter of 2006 compared to $6.6 million in the first quarter of 2005. From a production standpoint, direct written premiums for the quarter increased 17% compared to the same period last year. New business increased 25% in 2006, to $30 million. Our workers’ compensation renewal retention rate was 83%, continuing the improvement that began in the second quarter of 2005, compared to 62% for the first quarter in 2005.”

Mr. Donnelly continued, “We are pleased with the Department’s approval of our extraordinary dividend request which, consistent with our strategy, allows us to reduce the amount of capital committed to our Run-off Operations. The insurance liabilities at our Run-off Operations decreased in the first quarter of 2006, compared to year-end, and we expect to be able to continue to reduce the liabilities associated with this business. We believe this will increase the excess capital that we have in our run-off operation, which should allow us to reduce our capital committed to this business further in 2007.”

Mr. Donnelly concluded, “I believe we are making progress in increasing corporate profitability to a level that will be acceptable to our shareholders by improving the profitability of our insurance operations. I also believe that by continuing to efficiently run-off the insurance liabilities and by reducing the capital committed to the Run-off Operations, we will enhance our financial flexibility. We will continue to work on these goals.”

Consolidated net income for the first quarter of 2006 included after-tax net realized investment gains of $1.2 million, or four cents per diluted share, compared to $1.9 million, or six cents per share, for the same period last year. After-tax realized investment gains included $614,000 in 2006 and $1.6 million in 2005 for decreases in the fair value of the derivative component of our 6.50% Convertible Debt.

Consolidated revenues for the first three months of 2006 were $112.0 million, compared to $108.6 million for the same period a year ago. Direct written premiums for the first quarter of 2006 increased 17% to $127.4 million, compared to $108.9 million in the first quarter last year. Net premiums earned increased to $91.7 million in the first quarter of 2006 from $87.7 million during the same period last year.

Segment Operating Results

Operating income (loss), which we define as net income (loss) under accounting principles generally accepted in the United States (GAAP) excluding net realized investment gains and losses, is the financial performance measure used by our management and Board of Directors to evaluate and assess the results of our insurance businesses because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

The following is a reconciliation of our segment operating results as discussed below to GAAP net income (loss).

	Three months ended
	March 31,
(in thousands)	2006	2005
Pre-tax operating income (loss):
The PMA Insurance Group	$8,141	$6,612
Run-off Operations	161	(29,646)
Corporate & Other	(6,139)	(6,167)
Net realized investment gains	1,818	2,983
Pre-tax income (loss)	3,981	(26,218)
Income tax expense (benefit)	1,500	(5,667)
Net income (loss)	$2,481	$(20,551)

The PMA Insurance Group

The PMA Insurance Group reported pre-tax operating income of $8.1 million for the first quarter of 2006, compared to $6.6 million for the same period last year. The increase between periods is due to both improved underwriting results and increased investment income.

Direct premiums written increased 17% to $127.6 million for the first quarter of 2006, compared with $108.9 million for the first quarter of 2005. We wrote $30.0 million of new business in the first quarter of 2006, up from $24.0 million for the same period last year. Our renewal retention rate on existing workers’ compensation accounts was 83% in the first quarter of 2006, compared to 62% for the first quarter of 2005. Net premiums written increased to $113.4 million in the first quarter of 2006, compared to $105.5 million during the same period last year.

The combined ratio on a GAAP basis was 102.1% for the first quarter of 2006, compared to 103.4% for the same period last year. The improvement in this ratio for the first quarter of 2006 primarily reflects an improved loss and LAE ratio, which was partially offset by a related increase in the policyholders’ dividend ratio.

The improved loss and LAE ratio is primarily due to a lower current accident year loss and LAE ratio and improved loss experience on certain of our captive accounts business in the first quarter of 2006, compared to the same period in 2005. Price increases and payroll inflation for workers’ compensation have kept pace with overall loss trends. In addition, our loss ratio benefited from some modest changes in our geographic and product mix and a reduction in our estimated medical cost inflation. We estimated our medical cost inflation to be 9% in the first quarter of 2006, compared to our first quarter 2005 estimate of 11%. This decline was primarily due to our network and managed care initiatives. We expect that medical cost inflation will remain a significant component of our overall loss experience. The policyholders’ dividend ratio increased as a result of the improved loss experience on certain of our captive accounts business where the policyholders receive a dividend based, to a large extent, on their loss experience.

Net investment income increased to $8.6 million for the first quarter of 2006, compared to $7.5 million in the same period of 2005, primarily due to higher portfolio yields.

Run-off Operations

Our Run-off Operations includes the results of our former reinsurance and excess and surplus lines businesses. The Run-off Operations had pre-tax operating income of $161,000 for the three months ended March 31, 2006, compared to a pre-tax operating loss of $29.6 million for the same period last year. The pre-tax operating loss for the first quarter of 2005 was primarily attributable to a $30 million charge for prior year loss development.

Corporate and Other

The Corporate and Other segment primarily includes corporate expenses, including debt service. Corporate and Other recorded pre-tax operating losses of $6.1 million for the three months ended March 31, 2006, compared to $6.2 million for the same period last year. The Corporate and Other segment does not benefit from the reduced level of consolidated interest expense as a result of the Company’s 2005 purchases of $25.7 million par value of its 6.50% Convertible Debt because these bonds were purchased and held by its operating companies. For segment reporting purposes, the Company allocates interest income for the bonds owned by its operating companies back to their respective segments and reduces investment income in the Corporate and Other segment.

Financial Condition

Total assets were $2.9 billion as of March 31, 2006 and December 31, 2005. Shareholders’ equity was $399.6 million as of March 31, 2006, compared with $406.2 million as of December 31, 2005. Book value per share was $12.39 as of March 31, 2006, compared to $12.70 at year-end 2005. The decreases in shareholders’ equity and book value per share were primarily due to an increase in unrealized losses on our invested asset portfolio, which was partially offset by first quarter net income. Net unrealized holding losses on our invested asset portfolio were $13.9 million, or 44 cents per share, as of March 31, 2006, compared to $2.8 million, or nine cents per share, at year-end 2005, mainly due to higher market interest rates. At March 31, 2006, we had $10.3 million in cash and short-term investments at the holding company and its non-regulated subsidiaries.

The components of our debt as of March 31, 2006 were as follows:

(dollar amounts in thousands)	Amount	Maturity
6.50% Convertible Debt	$68,047	2022	[1]
Derivative component of 6.50% Convertible Debt	10,973
4.25% Convertible Debt[2]	655	2022
8.50% Senior Notes	57,500	2018
Junior subordinated debt	43,816	2033
Surplus Notes	10,000	2035
Unamortized debt discount	(1,810)
Total long-term debt	$189,181

(1)
Holders, at their option, may require us to repurchase all or a portion of their debentures on June 30, 2009 at 114% of the principal amount. This debt may be converted at any time, at the holder's option, at a current price of $16.368 per share for $64.1 million principal amount and $15.891 per share for $3.9 million principal amount.

(2)	This debt may be converted at any time, at the holder's option, at a current price of $16.368 per share.

As of March 31, 2006, our total outstanding debt decreased to $189.2 million, compared to $196.2 million at December 31, 2005. The decrease was due to the retirement of a portion of our 6.50% Convertible Debt as well as the decrease in the fair value of the derivative component of the convertible debt. During the first quarter of 2006 we retired $5.4 million principal amount of our 6.50% Convertible Debt, through open market purchases by our holding company. We paid $6.0 million for these bond purchases, exclusive of accrued interest.

In the second quarter of 2006, the Company will be required to redeem $35 million principal amount of its 6.50% Convertible Debt at a price of 110% of the principal amount plus accrued and unpaid interest as a result of the extraordinary dividend.

The PMA Insurance Group had statutory capital and surplus of $316.7 million at March 31, 2006, compared to $315.1 million at December 31, 2005. The PMA Insurance Group has the ability to pay $25.1 million in dividends during 2006 without the prior approval of the Pennsylvania Insurance Department. The statutory capital and surplus of PMACIC, PMA Capital Corporation’s wholly-owned run-off reinsurance subsidiary, was $203.3 million at March 31, 2006, compared to $204.9 million at December 31, 2005. Subsequent to March 31, 2006, PMACIC’s statutory capital and surplus was reduced by $73.5 million as a result of its payment of the extraordinary dividend to PMA Capital.

Conference Call with Investors

As a reminder, we will hold a conference call with investors beginning at 5:30 p.m. Eastern Time on Monday, May 8th to review our 2006 first quarter results. The conference call will be available via a live webcast over the Internet at www.pmacapital.com. To access the webcast, enter the Investor Information section, click on News Releases and then click on the microphone icon. Please note that by accessing the conference call via the Internet, you will be in a listen-only mode. The call-in numbers and passcodes for the conference call are as follows:

Live Call	Replay
800-299-7089 (Domestic)	888-286-8010 (Domestic)
617-801-9714 (International)	617-801-6888 (International)
Passcode 14718738	Passcode 80274338

A replay of the conference call will be available over the Internet or by dialing the call-in number for the replay and using the passcode. The replay will be available from approximately 8:00 p.m. Eastern Time on Monday, May 8th until 11:59 p.m. Eastern Time on Thursday, June 8th.

Quarterly Statistical Supplement

Our First Quarter Statistical Supplement, which provides more detailed historical information about us, is available on our website. Please see the Investor Information section of our website at www.pmacapital.com. You may also obtain a copy of this supplement by sending your request to:

PMA Capital Corporation
1735 Market Street
Philadelphia, PA 19103
Attention: Investor Relations

Alternatively, you may submit your request by telephone (215-665-5046) or by e-mail to InvestorRelations@pmacapital.com. We have also furnished a copy of this news release and the Statistical Supplement to the SEC under cover of Form 8-K dated Monday, May 8, 2006. A copy of the Form 8-K is available on the SEC’s website at www.sec.gov.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
The statements contained in this press release, including those made by individuals authorized to speak on behalf of PMA Capital Corporation (“we”, “our” or the “Company”) that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements.

These forward-looking statements are based on currently available financial, competitive and economic data and the Company’s current operating plans based on assumptions regarding future events. The Company’s actual results could differ materially from those expected by the Company’s management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to:

•
our ability to effect an efficient withdrawal from the reinsurance business, including the commutation of reinsurance business with certain large ceding companies, without incurring any significant additional liabilities;

•
adverse property and casualty loss development for events that we insured in prior years, including unforeseen increases in medical costs and changing judicial interpretations of available coverage for certain insured losses;

•
our ability to have sufficient cash at the holding company to meet our debt service and other obligations, including any restrictions such as those imposed by the Pennsylvania Insurance Department on receiving dividends from our insurance subsidiaries in an amount sufficient to meet such obligations;

•	our ability to increase the amount of new and renewal business written by The PMA Insurance Group at adequate prices;
•
any future lowering or loss of one or more of our financial strength and debt ratings, and the adverse impact that any such downgrade may have on our ability to compete and to raise capital, and our liquidity and financial condition;

•	adequacy and collectibility of reinsurance that we purchased;
•	adequacy of reserves for claim liabilities;
•	whether state or federal asbestos liability legislation is enacted and the impact of such legislation on us;
•	the uncertain nature of damage theories and loss amounts and the development of additional facts related to the attack on the World Trade Center;
•
regulatory changes in risk-based capital or other regulatory standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any future action with respect to our business taken by the Pennsylvania Insurance Department or any other state insurance department;

•	the impact of future results on the recoverability of our deferred tax asset;
•	the outcome of any litigation against us, including the outcome of the purported class action lawsuits;
•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;
•	ability to implement and maintain rate increases;
•	the effect of changes in workers’ compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;
•	our ability to predict and effectively manage claims related to insurance and reinsurance policies;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;
•	uncertainties related to possible terrorist activities or international hostilities and whether TRIEA is extended beyond its December 31, 2007 termination date; and
•	other factors or uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission.

You should not place undue reliance on any such forward-looking statements. Unless otherwise stated, we disclaim any current intention to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PMA Capital Corporation
Selected Financial Data
(Unaudited)
	Three months ended March 31,
(dollars in thousands)	2006	2005
Direct premiums written:
The PMA Insurance Group	$127,573	$108,912
Run-off Operations	-	156
Corporate and Other	(168)	(194)
Consolidated direct premiums written	$127,405	$108,874

Net premiums written:
The PMA Insurance Group	$113,390	$105,474
Run-off Operations	606	4,929
Corporate and Other	(168)	(194)
Consolidated net premiums written	$113,828	$110,209

Revenues:
Net premiums earned:
The PMA Insurance Group	$91,221	$84,700
Run-off Operations	606	3,217
Corporate and Other	(168)	(194)
Consolidated net premiums earned	91,659	87,723
Net investment income	11,400	11,712
Realized gains	1,818	2,983
Other revenues	7,104	6,192
Consolidated revenues	$111,981	$108,610

Components of net income (loss):
Pre-tax operating income (loss) (1):
The PMA Insurance Group	$8,141	$6,612
Run-off Operations	161	(29,646)
Corporate and Other	(6,139)	(6,167)
Realized gains	1,818	2,983
Pre-tax income (loss)	3,981	(26,218)
Income tax expense (benefit)	1,500	(5,667)
Net income (loss)	$2,481	$(20,551)

Weighted average common shares outstanding:
Basic	31,894,366	31,393,684
Diluted	32,405,934	31,393,684

(1)
Operating income (loss), which is GAAP net income (loss) excluding net realized investment gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

PMA Capital Corporation
GAAP Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
(in thousands, except per share data)	2006	2005
Assets:
Investments:
Fixed maturities available for sale	$994,972	$1,049,254
Short-term investments	63,641	57,997
Short-term investments, loaned securities collateral	9,991	-
Total investments	1,068,604	1,107,251

Cash	13,667	30,239
Accrued investment income	11,395	11,528
Premiums receivable	209,354	197,582
Reinsurance receivables	1,086,830	1,094,674
Deferred income taxes	107,908	103,656
Deferred acquisition costs	39,308	34,236
Funds held by reinsureds	148,512	146,374
Other assets	179,061	162,505
Total assets	$2,864,639	$2,888,045

Liabilities:
Unpaid losses and loss adjustment expenses	$1,776,822	$1,820,043
Unearned premiums	199,129	173,432
Debt	189,181	196,181
Accounts payable, accrued expenses
and other liabilities	205,114	209,654
Funds held under reinsurance treaties	79,815	78,058
Dividends to policyholders	4,998	4,452
Payable under securities loan agreements	10,005	2
Total liabilities	2,465,064	2,481,822

Shareholders' Equity:
Class A Common stock	171,090	171,090
Additional paid-in capital	110,042	109,331
Retained earnings	185,393	187,265
Accumulated other comprehensive loss	(33,358)	(22,684)
Treasury stock, at cost	(33,592)	(38,779)
Total shareholders' equity	399,575	406,223
Total liabilities and shareholders' equity	$2,864,639	$2,888,045

Shareholders' equity per share	$12.39	$12.70

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Three months ended March 31,
(in thousands, except per share data)	2006	2005

Gross premiums written	$133,967	$121,313

Net premiums written	$113,828	$110,209

Revenues:
Net premiums earned	$91,659	$87,723
Net investment income	11,400	11,712
Net realized investment gains	1,818	2,983
Other revenues	7,104	6,192
Total revenues	111,981	108,610

Expenses:
Losses and loss adjustment expenses	65,393	93,988
Acquisition expenses	17,325	18,671
Operating expenses	19,987	17,698
Dividends to policyholders	1,422	502
Interest expense	3,873	3,969
Total losses and expenses	108,000	134,828

Pre-tax income (loss)	3,981	(26,218)

Income tax expense (benefit):
Deferred	1,500	(5,667)
Total income tax expense (benefit)	1,500	(5,667)

Net income (loss)	$2,481	$(20,551)

Net income (loss) per share:

Basic	$0.08	$(0.65)
Diluted	$0.08	$(0.65)